Filed pursuant to Rule 424(b)(3)
Registration No. 333-291385

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated December 4, 2025)

10,045,455 American Depositary Shares Representing 351,590,925 Ordinary Shares

This Prospectus Supplement No. 1 supplements the prospectus dated December 4, 2025 (the “Prospectus”) relating to the resale from time to time of up to 10,045,455 American Depositary Shares (“ADSs”) representing 351,590,925 ordinary shares, no par value per share of Quoin Pharmaceuticals Ltd.  (the Company”) by the Selling Shareholders identified in the Prospectus (the “Selling Shareholders”), including their pledgees, assignees or successors-in-interest.

The purpose of this Prospectus Supplement No. 1 is solely to update the information in the table appearing under the caption “Selling Shareholders” commencing on page 14 of the Prospectus to reflect in the Selling Shareholder table a transfer of warrants to purchase up to an aggregate of 909,090 ADSs from Point72 Associates, LLC (“Point72”), a Selling Shareholder previously identified in the Prospectus, to SILV Fund Ltd, another entity, which as a result of such transfer is being substituted as a Selling Shareholder.

Name of Selling Shareholder	Number of ADSs Beneficially Owned Prior to Offering(1)	Maximum Number of ADSs to be Sold in this Offering(1)	Number of ADSs Beneficially Owned After Offering	Percentage of ADSs Beneficially Owned After Offering
SILV Fund Ltd (1)	909,090	909,090	0	—

(1)	The ADSs beneficially owned prior to this offering (which does not reflect the application of the Beneficial Ownership Limitation) includes (i) 181,818 Pre-Funded ADSs, (ii) 181,818 Series H ADSs, (iii) 181,818 Series I ADSs, (iv) 181,818 Series J ADSs and (v) 181,818 Series K ADSs. Sirenia Capital Management LP (“Sirenia”) serves as the investment manager to SILV Fund, Ltd. and, as a result, maintains voting and investment power with respect to the securities held by SILV Fund, Ltd. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address of SILV Fund Ltd. is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139.

All of the other portions of the Prospectus remain unchanged.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On June 1, 2026, the closing price for our ADSs on the Nasdaq Capital Market was $4.77 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 6 of the Prospectus and in our other filings with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is June 2, 2026.